2nd AMENDMENT TO SERVICES AGREEMENT

This "Amendment to Services Agreement" (this "Amendment") is made on the 9th day of March, 2000 by and between IFS International Holdings, Inc., a Delaware Corporation (the "Company"), IFS International, Inc., a New York corporation and a wholly owned subsidiary of the Company, and any other subsidiary of the Company and John P. Singleton (the "Executive"), based on the following:

     A. On March 1, 1999, the Company and the Executive executed that certain "Agreement for Services " (the "Agreement") whereby the Company entered into an agreement to fairly compensate the Executive as an outside Director and its Chairman of the Board of Directors.

     B. On January 31, 2000, The Company and the Executive executed an Amendment to the March 1 services agreement whereby the Company and the Executive agreed on compensation to the Executive in the event of a "change of Control" of the Company.

     C. The Company and the Executive wish to further modify the March 1 Agreement pursuant to the terms of this Amendment.

NOW, THEREFORE, THE PARTIES TO THIS Amendment agree as follows:

     1. Compensation to the Executive in the form oa Stock Appreciation Rights ("SARs"). TO WIT:

          Subject to the receipt of any approval by the By-Laws of the Company, the General Corporation Law of Delaware and/or any federal or state securities laws, the Company shall grant to the Executive, upon execution of this agreement, stock Appreciation rights (`SAR") based on fifty thousand (50,000) shares of the Company's common stock and, on each anniversary of the execution of this Agreement, the Executive shall receive additional SARs based on fifty thousand shares (50,000) of the Company's common stock. These grants shall be governed by a separate Stock Appreciation Rights Agreement which shall set forth all material terms and conditions of the SARs. Upon exercise of the SARs, the Executive shall receive from the Companies an amount equal to the excess of the fair market value of the SAR shares exercised over the fair market value of the SAR shares as of the date of the grant. Such amount shall be paid to the Executive and grossed up to cover the payment of any and all taxes, of any kind or nature, that are incurred b y the Executive as a result of his exercise of the SARs.

2. All other Terms and provisions of the March 1, 1999 Agreement and the January 31, 2000 Amendment to remain. The parties agree that all other terms and provisions of the Agreement and its Amendment shall remain the same.

WHEREFORE, THE PARTIES HERETO HAVE EXECUTED THIS Agreement in the City of Troy, State of New York as of the date first set forth above.

                   IFS INTERNATIONAL HOLDINGS, INC.
                   A Delaware Corporation

                    By: __________________________________
                           President & Chief Executive Officer
                           David L Hodge

                    By:  ____________________________________
                           Chairman of the Compensation
                           Committee of the Board of Directors
                           DuWayne Peterson



                  IFS INTERNATIONAL INC.
                  A New York Corporation

                    By:   ___________________________________
                          President & Chief Executive Officer
                          David L. Hodge

                    By:   ___________________________________
                          Chief Operating Officer
                          Simon Theobald

                    EXECUTIVE:

                    ----------------------------------------
                    John P. Singleton